UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2021 (June 10, 2021)

Spirit of Texas Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-38484	90-0499552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1836 Spirit of Texas Way
Conroe, Texas 77301
(Address of principal executive offices) (Zip Code)

(936) 521-1836

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	STXB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Jerry Golemon Executive Employment Agreement – Executive Vice President and Chief Operations Officer

On June 10, 2021, Spirit of Texas Bancshares, Inc. (the “Company”) entered into a new Executive Employment Agreement with Mr. Jerry D. Golemon in connection with his position as Executive Vice President and Chief Operations Officer of the Company and its wholly-owned subsidiary, Spirit of Texas Bank, SSB (the “Bank”), effective June 10, 2021 (the “Employment Agreement”). The Employment Agreement replaces and amends Mr. Golemon’s prior executive employment agreement with the Company, effective March 1, 2017 (the “Original Agreement”), and neither the Company nor Mr. Golemon are obligated under the terms of such Original Agreement, including any rights and benefits provided to Mr. Golemon thereunder.

The Employment Agreement is for an initial term of one (1) year, followed by one (1) year automatic renewals at the end of each term following the initial term unless notice of termination is provided by either the Company or Mr. Golemon not less than ninety (90) days prior to the end of such term.

In consideration for his services rendered to the Company and the Bank, Mr. Golemon will be awarded a base salary of $335,000 beginning March 1, 2021, subject to annual increases as determined by the Chairman of the Board and Chief Executive Officer of the Company and/or the President of the Company. Mr. Golemon is also eligible to participate in the Company’s annual incentive program and long term incentive program and to receive retirement benefits, medical benefits, group benefits, reimbursement of country club dues at a club approved by the Company’s Board of Directors (the “Board”), and a vehicle or vehicle allowance, in an amount approved by the Chief Executive Officer, the Board or the Compensation Committee of the Board.

The Employment Agreement also includes severance benefits that are subject to Mr. Golemon signing a release. If Mr. Golemon is terminated for Cause (as such term is defined in the Employment Agreement) or he resigns voluntarily, he is entitled to Accrued Rights (as such term is defined in the Employment Agreement). If Mr. Golemon’s termination is related to death, disability, or without Cause or for Good Reason (as such terms are defined in the Employment Agreement), he is entitled to receive Accrued Rights, an amount equal to his base salary, and a lump sum equal to the costs to obtain benefits to which he was entitled to for eighteen (18) months after the date of his termination. If Mr. Golemon is terminated in connection with a Change in Control of the Company (as such term is defined in the Employment Agreement), he is also entitled to payment equal to the sum of his Accrued Rights, 150% of his base salary and other annual incentive payments, and a lump sum equal to the costs to obtain benefits to which he was entitled to for eighteen (18) months after the date of his termination. Mr. Golemon is subject to non-competition and non-solicitation restrictions for a term of twelve (12) months following the termination of his employment as described in the Employment Agreement.

The foregoing description of the Employment Agreement is a summary only, and accordingly, does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated June 10, 2021, by and between Spirit of Texas Bancshares, Inc. and Jerry Golemon (schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request)

104	Cover Page Interactive Data File (imbedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2021	SPIRIT OF TEXAS BANCSHARES, INC.

	By:	/s/ Allison Johnson
	Name:	Allison Johnson
	Title:	Executive Vice President and Chief Financial Officer